EXHIBIT 99

United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK                 Fax:740/633-1448

We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact: James W. Everson		Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 AM		August 16, 2012

Subject:	United Bancorp, Inc. Declares its Third Quarter Regular Cash Dividend Payment at $0.07 per Share as it Prepares for the Challenges of Future Bank Regulations and Continuation of Unprecedented Low Interest Rates

MARTINS FERRY, OHIO ¿¿¿ On August 15, 2012, the Board of Directors of United Bancorp, Inc. (UBCP) declared the third quarter dividend payment of $0.07 per share for shareholders of record on September 4, 2012 with a payment date of September 20, 2012. This declared dividend rate of $0.07 per share equates to a 50% reduction from the rate paid during the third quarter of last year and, provided a continuation of the new dividend rate during the 4th quarter of this year, would result in a total per share dividend for 2012 of $0.42 compared to the $0.56 paid in 2011. No determination has been made at this time regarding the payment of any future dividends of the Company. The Board evaluates the appropriateness of whether to pay a dividend and the rate to be paid, each quarter in accordance with the Company’s dividend policy.

James W. Everson, Chairman, President and CEO stated, “To position our Company for future growth and to prudently address upcoming regulatory requirements, we must enhance the capital base of our Company and therefore must adjust our dividend payout at this time. We also must address a growing expense level directly attributed to increasing regulatory compliance, mostly relating to the Dodd Frank Act and we must meet the lingering challenges of a zero-based interest rate monetary policy being affected by the Federal Reserve.” Everson continued, “Our greatest upcoming challenge relates to recently enacted International Regulations referred to as Basel III, a comprehensive set of reform measures developed by the Basel Committee on Banking Supervision with a focus to strengthen the regulation, supervision and risk management of the international banking sector. Basel III will require financial companies to ‘set aside’ additional capital based upon the risk profile of their financial assets in addition to increasing the minimum level of capital needed to be considered a ‘well capitalized’ financial institution.” Everson concluded, “Increased government regulation and prolonged low interest rates are getting into all of our wallets. Today, our Board of Directors and Management Team are taking both necessary and prudent action to manage the ‘G’ risk of banking to assure long term growth of shareholder value as we travel through these uncharted waters of continuing and impending regulatory reform and unprecedented low interest rate policy.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $423.8 million and total shareholder’s equity of approximately $36.4 million as of June 30, 2012. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.